Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 16, 2014, relating to the financial statements and financial highlights which appears in the March 31, 2014 Annual Report to Shareholders of Bond Fund, Bond Index Fund, Bond Plus Fund, High-Yield Fund, Inflation-Linked Bond Fund, Short-Term Bond Fund, Social Choice Bond Fund, Tax-Exempt Bond Fund, and Money Market Fund (constituting the TIAA-CREF Fixed Income Funds) and the Real Estate Securities Fund (ten of the portfolios constituting the TIAA-CREF Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Independent Registered Public Accounting Firm" in such Registration Statement.